[LETTERHEAD OF ALLIED ACCOUNTANTS]

TO THE PARTNERS OF
CENTURY CANNING INDUSTRIES CO. W.L.L.
IRBID - JORDAN

We have audited the accompanying balance sheet of CENTURY CANNING INDUSTRIES CO. W.L.L. as of December 31, 1997, and the related statement of cash flows for the period from March 3, 1997 to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with International Auditing Standards. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the financial position of CENTURY CANNING INDUSTRIES CO. W.L.L. as of December 31, 1997 and its cash flows for the period from March 3, 1997 to December 31, 1997 in accordance with the Law and International Accounting Standards.

                                        /s/ Allied Accountants

Amman - Jordan
January 10, 1998